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                                                                       Exhibit 5




                     [Letterhead of Roadway Corporation]

                               February 5, 2003

Roadway Corporation
1077 Gorge Boulevard
Akron, Ohio 44310

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-8 (the "Registration Statement") of Roadway Corporation (the "Company") relating to the Company's 401(k) Stock Savings Plan (the "Plan") filed by the Company with the Securities and Exchange Commission covering an additional 1,000,000 shares of common stock, par value $0.01 per share (the "Common Stock") issuable pursuant to the Plan. I have been requested to furnish an opinion to be included as
Exhibit 5 to the Registration Statement. In connection with rendering the opinion set forth in this letter, I have examined such corporate records of the Company, including, the Plan, the Company's Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and resolutions of the Board of Directors and stockholders of the Company, as well as made such investigation of matters of fact and law and examined such other documents as I have deemed necessary for rendering the opinions hereinafter expressed.

        I am admitted to practice law in the State of Ohio and do not purport to be an expert on or to express any opinion on any laws other than the laws of the State of Ohio and the federal laws of the United States of America. This opinion speaks as of today's date and is limited to present statutes, regulations and judicial interpretations. In rendering this opinion, I assume no obligation to revise or supplement this opinion should present laws, regulations or judicial interpretations be changed by legislative or regulatory action, judicial decision or otherwise.

        Based upon such examination and investigation, and upon the assumption that there will be no material changes in the documents examined and matters investigated, I am of the opinion that, under the General Corporation Law of the State of Delaware, the 1,000,000 shares of Common Stock referred to above, when issued and delivered in accordance with the terms and conditions of the Plan, for a consideration of not less than $0.01 per share, will be validly issued, fully paid and nonassessable. I consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


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        This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon.

                                Very truly yours,


                                /s/ John J. Gasparovic
                                ----------------------
                                Vice President, General Counsel and
                                Secretary